Exhibit 99.1

FORGENT ANNOUNCES CFO TRANSITION

•	Amy Ard, current Executive Vice President of Finance, named Chief Financial Officer

•	Ryan Fiedler will transition from his current role to an external consultant

DAYTON, Minn. – October 22, 2026 – Forgent Power Solutions Inc. (“Forgent” or the “Company”) (NYSE: FPS), a leading designer and manufacturer of electrical distribution equipment, today announced that Ryan Fiedler will step down as Chief Financial Officer and transition to an external consulting role, enabling him to spend more time with his family while continuing to support Forgent. The Company’s Board of Directors has appointed Amy Ard, Forgent’s Executive Vice President of Finance, to succeed Mr. Fiedler.

During his tenure, Mr. Fiedler strengthened the Company’s finance organization and helped lead Forgent through its initial public offering and a record fiscal 2026. Mr. Fiedler will work closely with Ms. Ard in the coming weeks to support an orderly transition.

“I’m incredibly proud of the success that Forgent has achieved and of the finance organization that we built at Forgent,” said Ryan Fiedler. “The Forgent finance team is one of the most talented I have worked with over my career, and they are well equipped to support the Company in its next chapter of growth. I am looking forward to spending more time with my family in the coming months,” added Mr. Fiedler.

Ms. Ard has served as the Company’s Executive Vice President of Finance since January, where she has had responsibility for the Company’s financial planning, reporting, treasury and operational finance functions. She has been part of Forgent’s leadership team since the Company’s founding and played a central role in its initial public offering, including helping to establish the financial and governance processes required for a public company. Ms. Ard has more than 25 years of senior finance and accounting experience across public and private companies. She began her career in public accounting at PricewaterhouseCoopers.

“On behalf of the entire Forgent team, I want to thank Ryan for his leadership and many contributions to building our finance organization,” said Gary Niederpruem, Chief Executive Officer of Forgent. “I am also pleased to have Amy as our next Chief Financial Officer. Her extensive operational finance experience has been invaluable in supporting Forgent’s growth, and I am confident she is the right financial leader to guide the Company through its next phase of value creation,” concluded Mr. Niederpruem.

About Forgent Power Solutions

Forgent (NYSE: FPS) is a leading U.S. designer and manufacturer of electrical distribution equipment used in data centers, the power grid and energy-intensive industrial facilities. The Company specializes in manufacturing custom products that are “engineered-to-order” for technically demanding applications. We believe Forgent is one of a small number of companies that can manufacture all of the electrical distribution equipment required for a data center or large manufacturing facility’s powertrain with some of the highest levels of customization and shortest lead times available in the industry. For more information about Forgent, please visit us at forgentpower.com.

Investor Contact

Kate Africk - Investor Relations, VP

kate.africk@forgentpower.com

Media Contact

media@forgentpower.com